SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-12

                        All American Semiconductor, Inc.
.................................................................................

                (Name of Registrant as Specified In Its Charter)
.................................................................................

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

         (1)     Title of each class of securities to which transaction applies:
    ............................................................................
         (2)     Aggregate number of securities to which transaction applies:
    ............................................................................
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    ............................................................................
         (4)     Proposed maximum aggregate value of transaction:
    ............................................................................
         (5)     Total fee paid:
    ............................................................................

[ ]      Fee paid previously with preliminary materials.

[ ]      Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)      Amount Previously Paid:
    ............................................................................
         2)      Form, Schedule or Registration Statement No.:
    ............................................................................
         3)      Filing Party:
    ............................................................................
         4)      Date Filed:
    ............................................................................

                        ALL AMERICAN SEMICONDUCTOR, INC.

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         To be held on October 15, 2004

                              --------------------

To:  The shareholders of All American Semiconductor, Inc.

The annual meeting of the shareholders of All American Semiconductor, Inc. (the "Company"), a Delaware corporation, will be held on Friday, October 15, 2004, at 10 A.M., Miami, Florida local time, at Don Shula's Hotel, 15255 Bull Run Road, Miami Lakes, Florida, for the following purposes:

1. to elect two directors to serve on the Board of Directors until the 2007 annual meeting of shareholders or until election and qualification of their respective successors;
2. to ratify the selection of Lazar Levine & Felix LLP as the Company's independent public accountants for the year ending December 31, 2004; and
3. to consider and act upon such other matters as may properly come before the annual meeting or any and all postponements or adjournments thereof.

Only shareholders of record at the close of business on Tuesday, September 14, 2004, are entitled to notice of and to vote at the meeting or at any adjournments or postponements thereof.

                                           By Order of the Board of Directors,



                                           /s/ HOWARD L. FLANDERS
                                           -------------------------------------
                                           Howard L. Flanders
                                           Corporate Secretary
September 15, 2004
Miami, Florida

THE FORM OF PROXY IS ENCLOSED. TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                        ALL AMERICAN SEMICONDUCTOR, INC.
                             16115 N.W. 52nd Avenue
                              Miami, Florida 33014


                              --------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                         To be held on October 15, 2004

                              --------------------


                                  INTRODUCTION

General
-------

The enclosed proxy is solicited by and on behalf of the Board of Directors ("Board") of All American Semiconductor, Inc. (the "Company") for use at the Company's annual meeting of shareholders (the "Meeting") to be held on Friday, October 15, 2004, at 10 A.M., Miami, Florida local time, at Don Shula's Hotel, 15255 Bull Run Road, Miami Lakes, Florida, and at any adjournments or postponements thereof. The Company is first mailing this Proxy Statement and the accompanying proxy to its shareholders on or about September 15, 2004.

Proxies in the form enclosed, if properly executed and received in time for voting, and not revoked, will be voted as directed in accordance with the instructions thereon. Any properly executed and timely received proxy, not so directing to the contrary, will be voted "FOR" each of the items listed on the proxy. Any person signing and mailing the enclosed proxy may revoke it at any time before it is voted by giving written notice of revocation to Howard L. Flanders, the Corporate Secretary of the Company, by submission of a duly executed proxy bearing a later date or by voting in person at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. Any notice revoking a previously submitted proxy should be sent to Howard
L. Flanders, Corporate Secretary, All American Semiconductor, Inc., 16115 N.W. 52nd Avenue, Miami, Florida 33014. Revocations will not be effective unless received in writing by the Corporate Secretary of the Company prior to the Meeting.

The expense of this solicitation will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxy materials to their principals and the Company will, upon request, reimburse them for reasonable expenses in doing so. Solicitation of proxies from some shareholders may also be made by the Company's officers and regular employees by telephone, telecopy, the Internet, or in person after the initial solicitation, without additional compensation or remuneration therefor.

A copy of the Company's annual report for the fiscal year ended December 31, 2003 (which has included therein audited consolidated financial statements for the Company) is being mailed to the Company's shareholders together with this Proxy Statement.

Voting Securities
-----------------

All voting rights are vested exclusively in the holders of the Company's common stock, $.01 par value per share (the "Common Stock"), with each share entitled to one vote. Only shareholders of record at the close of business on Tuesday, September 14, 2004 (the "Record Date"), are entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof. On the Record Date, the Company had 3,880,571 shares of Common Stock outstanding (the "Shares"), all of which are entitled to vote at the Meeting. The presence at the Meeting, in person or by proxy, of the holders of a majority of the Shares will constitute a quorum for the transaction of business.

Approximately 10.4% of the Shares are (and were on the Record Date) owned by Paul Goldberg and Bruce M. Goldberg and members of their families and certain affiliated trusts (collectively the "Goldberg Group"). See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." The members of the Goldberg Group have informed the Company that they intend to vote in favor of all proposals made by the Board in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock, (ii) each director or nominee for director, (iii) each executive officer of the Company who was serving as an executive officer at the end of fiscal year 2003 (including the Chief Executive Officer) and (iv) all executive officers and directors of the Company as a group. Except as indicated in the notes to the following table, the persons named in the table have sole voting and investment power with respect to all Shares shown as beneficially owned by them.

                                                                                            Percent of
   Name and Address                                    Amount and Nature of                Outstanding
   of Beneficial Owner (1)                           Beneficial Ownership (2)              Shares (2)
   -----------------------                           ------------------------              ----------
   Bruce M. Goldberg (3)......................                   346,413                        8.6%
   Paul Goldberg (4)..........................                   209,951                        5.3%
   Howard L. Flanders.........................                    71,467                        1.8%
   Rick Gordon................................                    50,917                        1.3%
   John Jablansky.............................                    14,462                          *
   Richard E. Siegel..........................                     5,100                          *
   Robin L. Crandell..........................                     4,000                          *
   Howard M. Pinsley..........................                     3,000                          *
   Michael W. Forman (5)......................                     1,000                          *
   All executive officers and directors
   as a group (9 persons)(3)(4)(5)............                   706,310                       16.9%

---------------
   *     Less than 1%

(1) The address of Paul Goldberg is 16115 N.W. 52nd Avenue, Miami, Florida 33014 and the address of Bruce M. Goldberg is 230 Devcon Drive, San Jose, California 95112.
(2) Includes as to the person indicated the following outstanding stock options to purchase shares of the Company's Common Stock issued under the Employees', Officers', Directors' Stock Option Plan and the 2000 Nonemployee Director Stock Option Plan which will be vested and exercisable on or before November 13, 2004: 126,481 options held by Bruce M. Goldberg; 66,378 options held by Paul Goldberg; 49,267 options held by Howard L. Flanders; 42,717 options held by Rick Gordon; 8,212 options held by John Jablansky; 4,000 options held by Richard E. Siegel; 4,000 options held by Robin L. Crandell; 1,250 options held by Howard M. Pinsley; 750 options held by Michael W. Forman; and 303,055 options held by the executive officers and directors as a group. Excludes outstanding stock options to purchase an aggregate of 172,635 additional shares of the Company's Common Stock issued under the Employees', Officers', Directors' Stock Option Plan and the 2000 Nonemployee Director Stock Option Plan to the executive officers and directors as a group that will not be vested nor exercisable as of November 13, 2004.
(3) Includes a total of 79,500 shares of the Company's Common Stock held of record by Bruce M. Goldberg as trustee for his sons and for his nieces and nephew and 1,500 shares of the Company's Common Stock held of record by Jayne Goldberg, the wife of Bruce M. Goldberg. For federal securities law purposes only, Bruce M. Goldberg is deemed to be the beneficial owner of these securities. Does not include 19,209 shares of the Company's Common Stock held of record by an unrelated third party as trustee for Bruce M. Goldberg's sons. Bruce M. Goldberg disclaims beneficial ownership over all such securities.
(4) Includes 57,844 shares of the Company's Common Stock owned of record by Paul Goldberg's wife, Lola Goldberg, and a total of 500 shares of the Company's Common Stock held of record by Paul Goldberg as custodian for two of his grandchildren. For federal securities law purposes only, Paul Goldberg is deemed to be the beneficial owner of these securities. Does not include 20,000 shares of the Company's Common Stock held of record by Robin Phelan, the daughter of Paul and Lola Goldberg, over which securities Paul and Lola Goldberg disclaim beneficial ownership.
(5) Includes 250 shares of the Company's Common Stock owned of record by Michael W. Forman's wife, Ann Forman. For federal securities law purposes only, Michael W. Forman is deemed to be the beneficial owner of these securities.

                               BOARD OF DIRECTORS

The Company currently has eight directors serving on its Board. The directors of the Company and their ages and positions (if any) with the Company as of the Record Date are as follows:

Name                                   Class          Age     Position
----                                   -----          ---     --------
Paul Goldberg (1)                        III           76     Chairman of the Board
Bruce M. Goldberg (1)                     II           49     Director, President and Chief Executive
                                                              Officer
Howard L. Flanders                        II           47     Director, Executive Vice President, Chief Financial
                                                              Officer and Corporate Secretary
Rick Gordon                              III           51     Director, Senior Vice President of Sales and Marketing
Robin L. Crandell (2)(3)(4)              III           55     Director
Howard M. Pinsley (2)(3)(4)                I           64     Director
Michael W. Forman (2)                      I           64     Director
Richard E. Siegel                         II           59     Director

------------------
(1)      member of the Executive Committee
(2)      member of the Audit Committee
(3)      member of the Compensation Committee
(4)      member of the Nominating Committee

The Company's Certificate of Incorporation provides for a staggered Board, consisting of three classes. The terms of office of Class I, II and III directors expire in 2004, 2005 and 2006, respectively. Pursuant to Rule 4350(a)(5) of The Nasdaq Stock Market (the "NASD Rules"), as a result of the Company having a staggered Board the Company has until its 2005 annual meeting of shareholders to implement the requirement under NASD Rule 4350(c) that the Board consist of a majority of independent directors. The Company will ensure that a majority of its Board consists of independent directors no later than the date of that annual meeting (currently, 50% of its Board consists of independent directors).

The following is a brief resume of the Company's directors:

Paul Goldberg, one of the co-founders of the Company and the father of Bruce M. Goldberg, has been employed by the Company in various executive capacities since its predecessor's formation in 1964, and has served as Chairman of the Board since 1978. Paul Goldberg was also Chief Executive Officer of the Company until 1997 and President of the Company until 1994.

Bruce M. Goldberg, the son of Paul Goldberg, joined the Company in 1988 as Vice President, in 1990 became Executive Vice President and in 1994 became President and Chief Operating Officer. In 1997, Bruce M. Goldberg was appointed Chief Executive Officer of the Company. Bruce M. Goldberg has served as a director of the Company since 1987. From 1981 until joining the Company, Bruce M. Goldberg practiced law. Bruce Goldberg serves as a member of the board of directors of the National Electronic Distributors Association (NEDA), a not-for-profit trade association representing distributors of electronic components and their manufacturer-suppliers.

Howard L. Flanders joined the Company in 1991 as its Vice President and Chief Financial Officer, and in 1992 became a director of the Company and Corporate Secretary. In 1997, Mr. Flanders was appointed Executive Vice President of the Company. Prior to joining the Company, Mr. Flanders, who is a CPA, was Controller of Reliance Capital Group, Inc., a subsidiary of Reliance Group Holdings, Inc., where he held various positions since 1982. Prior thereto, Mr. Flanders was an accountant with the predecessor to the public accounting firm of PricewaterhouseCoopers LLP.

Rick Gordon has been employed by the Company since 1986. He was originally the General Manager of the Company's Northern California office and Northwest Regional Manager. In 1990, Mr. Gordon became the Western Regional Vice President and in 1992 Vice President of North American Sales and a director of the Company. In 1994, Mr. Gordon was appointed Senior Vice President of Sales and Marketing for the Company and currently holds that title. Before working for the Company, Mr. Gordon was Western Regional Vice President for Diplomat Electronics, another electronic components distributor, from 1975 until 1986.

Robin L. Crandell was Senior Vice President of Worldwide Sales and Marketing for E2O Communications, Inc., a manufacturer of high-performance fiber optic transmission components and modules. After E20 Communications, Inc. was acquired by JDS Uniphase Corporation in May of 2004, Mr. Crandell became and continues to serve as Vice President of Datacom Sales for JDS Uniphase Corporation, a provider of optical communications technologies. Prior to joining E2O Communications, Inc. in March 2002, Mr. Crandell was Partner and Vice President of Sales for Phase II Technical Sales, a manufacturers sales representation firm specializing in semiconductors. Prior to 1998, Mr. Crandell was Senior Vice President of Sales and Marketing for Samsung Electronics, Storage System Division, Vice President of North American Business Operations for VLSI Technology and Vice President of North American Sales for Samsung Semiconductor. Previously he held various sales positions at Advanced Micro Devices and was a senior engineer with Litton Data Systems. Mr. Crandell has a BSEE degree from California State Polytechnic University. Mr. Crandell became a director of the Company in 1999.

Howard M. Pinsley is the President, Chief Executive Officer and a director of Espey Mfg. & Electronics Corp., a company which has designed, developed and manufactured high voltage applications for industry and defense since 1928. Mr. Pinsley has been with Espey for over 20 years. Prior to joining Espey, Mr. Pinsley was a junior accountant at an accounting firm located in New York City. Mr. Pinsley became a director of the Company on July 31, 2002.

Michael W. Forman is President, Chief Executive Officer and a director of NELCO Financial Services, Inc., a company that provides working capital assistance to small to medium size companies. Prior to joining NELCO Financial Services in March 2003, Mr. Forman was a Senior Vice President at Metro Bank. From July 1997 until July 1999, Mr. Forman was President and Chief Executive Officer and a director of Oceanmark Bank, FSB and from August 1995 to July 1997 Mr. Forman was President and Chief Credit Officer of Peninsula State Bank. Prior to 1995, Mr. Forman held various positions within the banking industry for over 28 years. Mr. Forman became a director of the Company in June 2003.

Richard E. Siegel is the Executive Vice President and a director of Supertex, Inc., a manufacturer of high voltage complex proprietary and industry-standard integrated circuits. Mr. Siegel has been with Supertex since 1981. Prior thereto, Mr. Siegel worked at Signetics Corporation, Fairchild Semiconductor, Ford Instrument, and Grumman Aircraft Corporation. Mr. Siegel has a B.S. degree in Mechanical Engineering from the City College of New York. Mr. Siegel became a director of the Company in 1999.

Communications with Directors

Shareholders and others who wish to communicate with employee members of the Board may do so by submitting any such communication addressed directly to the Board member at the Company's address stated hereinabove. Shareholders and others who wish to communicate with nonemployee Board members may do so by submitting such communication to the Company, Attention: Howard L. Flanders, Corporate Secretary, at the Company's address stated hereinabove, who will deliver any such communication to the relevant directors in accordance with their instructions.

Meeting Attendance

The Board formally met six times during the fiscal year ended December 31, 2003, in addition to acting five times during the year by unanimous written consent. All Board members attended the meetings, except for one meeting in which one member was absent, and executed the unanimous written consents. The Board encourages, but does not require, attendance of all incumbent directors and director nominees at the annual meeting of shareholders. At our 2003 annual meeting, seven Board members were present.

The independent directors will meet in executive sessions at least twice per year in connection with a meeting of the Board of Directors.

Certain Relationships and Related Transactions

During 2003, the Company purchased product aggregating approximately $2.9 million from Supertex, Inc., a supplier of the Company where a Board member of the Company, Richard E. Siegel, is the Executive Vice President and a director. Despite this relationship, Mr. Siegel constitutes an independent director under NASD Rule 4200(a)(15).

In January 2001, the Company, with the approval of the Board, entered into a lease to rent residential space in San Jose, California from a partnership which includes two of the Company's executive officers (Paul Goldberg and Bruce Goldberg). The lease provides for rental payments of $4,800 per month through January 1, 2006, the date of the expiration of the lease. In consideration of the impact of the severe industry downturn on the Company, the partnership reduced the monthly rent to $3,400 in 2001. Towards the end of 2002 rental payments were increased to approximately $4,300 per month, still below the rental amount provided for under the lease. The Company paid a total of approximately $51,200 to this partnership during 2003.

Board Compensation

The members of the Board do not currently receive compensation from the Company for acting in their capacity as directors of the Company nor has the Company adopted any standard arrangement for compensating nonemployee directors of the Company other than grants of options under the 2000 Nonemployee Director Stock Option Plan. In addition to the 2000 Nonemployee Director Option Stock Plan, the Company may decide in the future to further compensate directors and/or to establish a standard cash compensation arrangement for nonemployee directors. See "2000 Nonemployee Director Stock Option Plan."

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are also required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, during the fiscal year ended December 31, 2003, all
Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten percent shareholders were satisfied.

BOARD COMMITTEES

Executive Committee

The Executive Committee is comprised of Paul Goldberg and Bruce M. Goldberg. During 2003, the Executive Committee did not meet formally, however, its members spoke on nearly a daily basis in connection with the operations of the Company. The Executive Committee possesses substantially all of the powers of the Board and acts as the Board between Board meetings.

Audit Committee

The Audit Committee is currently comprised of Howard M. Pinsley, Robin L. Crandell and Michael W. Forman, all independent directors of the Company. Mr. Pinsley and Mr. Crandell have served on the Audit Committee since 2002 and Mr. Forman became a member in June 2003. During the fiscal year ended December 31, 2003, the Audit Committee met five times. The Board and the Audit Committee believe the Audit Committee's member composition satisfies the rules of The Nasdaq Stock Market that govern audit committee composition, including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(15). The Audit Committee operates under a written charter recently amended and restated by the Board in order to incorporate certain changes required by the NASD Rules. A copy of the amended and restated charter is attached to this Proxy Statement as Exhibit A. The Audit Committee monitors and oversees the Company's financial reporting process on behalf of the Board. It reviews the independence of the Company's auditors and is responsible for, among other matters, authorizing or approving the engagement of the independent auditors for both audit services and permitted non-auditing services, the scope of audit and non-audit assignments, related fees, the accounting principles used in financial reporting, internal financial accounting procedures, the adequacy of the internal control procedures, critical accounting policies, the overall quality of the Company's financial reporting, and reviewing and approving in advance, if appropriate, any proposed related party transactions. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters or other Company-related matters. The procedures for submission and investigation of communications regarding accounting and auditing matters and other Company-related matters are posted on our web site, www.allamerican.com. This document is also available in print upon written request. Such written request should be sent to the Company, Attention: Chief Financial Officer, at the Company's address stated hereinabove. The Board has determined that Mr. Pinsley, who as noted above is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act, is an audit committee financial expert as defined in Item 401(h)(2) of Regulation S-K. See "Audit Committee Report" below.

Compensation Committee

The Compensation Committee consists of Howard M. Pinsley and Robin L. Crandell, two independent directors of the Company. The Compensation Committee is responsible for determining the compensation of all executive officers of the Company and acts as the stock option committee of the Board, administering the Employees', Officers', Directors' Stock Option Plan. The senior management of the Company makes all decisions with respect to the compensation (other than the granting of stock options) of all employees other than the executive officers of the Company. See "BOARD OF DIRECTORS." During the fiscal year ended December 31, 2003, the Compensation Committee met once and acted once by unanimous written consent.

Nominating Committee

The Nominating Committee is currently comprised of Howard M. Pinsley and Robin
L. Crandell, both independent directors of the Company. The Nominating Committee was formed in September 2004 and, accordingly, has not yet held any meetings. The Nominating Committee operates under a written charter approved by the Board and consistent with such charter will evaluate and propose nominees for the Board considering the minimum qualifications required of Board members as set forth in the charter. A copy of the Nominating Committee charter is available on our web site, www.allamerican.com. The charter requires that all members of the Nominating Committee be "independent directors" as that term is defined by NASD Rule 4200(a)(15). The Nominating Committee will consider shareholder recommendations for nominees for membership on the Board. Such recommendations may be submitted to the Company, Attention: Howard L. Flanders, Corporate Secretary, at the Company's address stated hereinabove. The Corporate Secretary will present such recommendations to the Nominating Committee. There are no specific, minimum qualifications that the Nominating Committee believes must be met by nominees recommended by the Nominating Committee and the Nominating Committee will utilize the same criteria in evaluating nominees recommended by the Nominating Committee and nominees recommended by shareholders. In evaluating candidates for nomination to the Board, the charter of the Nominating Committee requires the Nominating Committee to consider the contribution that a candidate would be expected to make to the Board and the Company based upon the current composition and needs of the Board and the candidate's expertise, integrity, prior experience, education, relationships and other factors that the Board determines are relevant. The Nominating Committee will identify potential candidates through recommendations from the Company's officers, directors, shareholders and other appropriate third parties. Although the Company is not currently paying a fee to any third party to identify or evaluate potential nominees, there is no guarantee that the Nominating Committee will not engage a third party search firm in the future, which engagement is authorized by the Nominating Committee charter.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company's Board (the "Audit Committee") is currently comprised of Howard M. Pinsley, Robin L. Crandell and Michael W. Forman, all independent directors of the Company. Mr. Pinsley and Mr. Crandell have served on the Audit Committee since 2002 and Mr. Forman became a member in June 2003. The Audit Committee operates under a written charter adopted and amended and restated by the Board in order to incorporate the changes required by the Sarbanes-Oxley Act, SEC rules and rules of The Nasdaq Stock Market. The Board and the Audit Committee believe that the Audit Committee's current member composition satisfies the rules of NASD that govern audit committee composition, including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(15).

The Audit Committee holds discussions with management and the independent accountants regarding current audit activities. Management has the primary responsibility for the Company's financial statements, systems of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

The Audit Committee authorized and approved in 2003 the appointment of the Company's independent accountants, subject to shareholder ratification. The Company's independent accountants also provided to the Audit Committee the written disclosure and letter required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), and the Audit Committee discussed with the independent accountants that firm's independence from the Company and its management.

Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee also discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit Committees"). Based on these discussions and reviews, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the SEC.

The Audit Committee has considered whether the provision of the non-audit services described in "Tax Fees" below is compatible with maintaining Lazar Levine & Felix LLP's independence.

Howard M. Pinsley (Chair)
Robin L. Crandell
Michael W. Forman

Principal Accounting Firm Fees and Services

The Company and its Audit Committee are committed to ensuring the independence of its independent auditor. As such, it is the Company's policy that all engagements of the Company's independent auditor be pre-approved by the Audit Committee.

Audit Fees. The aggregate fees billed by the Company's accounting firm, Lazar Levine & Felix LLP, for professional services rendered for the audit of the Company's annual financial statements for the years ended December 31, 2003 and December 31, 2002 and the review of the financial statements included in the Company's Forms 10-Q for each year were $170,000 and $136,000, respectively.

Audit Related Fees. There were no fees billed by Lazar Levine & Felix LLP for 2003 and 2002 for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements that are not reported under Audit Fees above.

Tax Fees. The aggregate fees billed in 2003 and 2002 for professional services rendered by Lazar Levine & Felix LLP for tax compliance, tax advice, and tax planning were $75,000 and $47,000, respectively. In 2003, all such tax services were pre-approved by the Audit Committee. In 2002, prior to the effective date of certain amendments to the Exchange Act and certain SEC rules and prior to the Company's adoption of its amended and restated audit committee charter, such tax services were not pre-approved by the Company's Audit Committee.

All Other Fees. There were no fees billed for services rendered by Lazar Levine & Felix LLP for 2003 and 2002, other than the services described above.

EXECUTIVE OFFICERS OF THE COMPANY

The Company currently has five executive officers. Each officer serves at the discretion of the Board; however, as of the date of this Proxy Statement, Paul Goldberg, Bruce M. Goldberg, Howard L. Flanders and Rick Gordon have employment agreements with the Company. See "EXECUTIVE COMPENSATION-Employment Agreements." The executive officers of the Company and their ages and positions as of the Record Date are as follows:

Name                      Age        Position
----                      ---        --------
Paul Goldberg             76         Chairman of the Board

Bruce M. Goldberg         49         President and Chief Executive Officer

Howard L. Flanders        47         Executive Vice President, Chief Financial Officer and Corporate Secretary

Rick Gordon               51         Senior Vice President of Sales and Marketing

John Jablansky            47         Senior Vice President of Product Management and Operations

John Jablansky has been employed by the Company since 1981. He was originally in sales and since 1982 has worked in various capacities within the product management department. In 1997, Mr. Jablansky was appointed Senior Vice President of Product Management of the Company and in 2001 became Senior Vice President of Product Management and Operations. Prior to joining the Company, Mr. Jablansky was employed by Milgray Electronics, another electronic components distributor.

For a brief resume of the Company's executive officers other than John Jablansky, see "BOARD OF DIRECTORS."

Code of Ethics

We have a Code of Ethics and Business Conduct that applies to all directors, officers and employees, including our principal executive officers, our principal financial and accounting officer, and our controller. You can find our Code of Ethics and Business Conduct on our web site, www.allamerican.com. We will post any amendments to the Code of Ethics and Business Conduct, and any waivers that are required to be disclosed by the rules of the SEC or any other regulatory agency, on our web site. This document is also available in print upon written request. Such written request should be sent to the Company,
Attention: Chief Financial Officer, at the Company's address stated hereinabove.

EXECUTIVE COMPENSATION

The following table sets forth information regarding the compensation earned during each of the fiscal years ended December 31, 2003, 2002, and 2001, by the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000:

                                              Summary Compensation Table
                                              --------------------------

                                                                                         Long-term
                                                                                        Compensation
                                                        Annual Compensation                Awards
                                               --------------------------------------  ---------------
                                                                      Other Annual       Securities       All Other
                                                                      Compensation       Underlying     Compensation
Name and Principal Position             Year    Salary($)  Bonus($)      ($)(1)          Options(#)        ($)(2)
---------------------------             -----  ---------- ---------  ----------------  ---------------   ----------
Paul Goldberg.......................     2003   243,000         -              -             41,260         48,000 (3)
  Chairman of the Board                  2002   243,000         -              -                  -         10,000
                                         2001   278,000         -              -                  -         17,000

Bruce M. Goldberg...................     2003   339,000         -              -             58,270         26,000
  President and Chief                    2002   339,000         -              -                  -         26,000
  Executive Officer                      2001   388,000         -              -                  -         32,000

Howard L. Flanders..................     2003   181,000         -              -             30,890         12,000
  Executive Vice President and           2002   181,000         -              -                  -         18,000
  Chief Financial Officer                2001   207,000         -              -                  -         22,000

Rick Gordon.........................     2003   183,000         -              -             22,390          4,000
  Senior Vice President of               2002   183,000         -              -                  -         15,000
  Sales and Marketing                    2001   210,000         -              -                  -         19,000

John Jablansky......................     2003   174,000(4)      -              -              6,040          1,000
  Senior Vice President of Product       2002   174,000(4)      -              -                  -          1,000
  Management and Operations              2001   191,000(4)      -              -                  -          4,000

---------------

(1) Other annual compensation for each of the named executive officers in 2003, 2002 and 2001 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such named executive officer.
(2) All other compensation includes Company contributions to life insurance policies, where the Company is not the beneficiary, to the Deferred Compensation Plans and to the 401(k) Plan of the Company. See hereinbelow and "Deferred Compensation Plans for Executive Officers and Key Employees" and "401(k) Plan."
(3) Includes a distribution of $38,000 under the terms of the 1998 Deferred Compensation Plan of the Company. See "Deferred Compensation Plans for Executive Officers and Key Employees."
(4) Includes commissions paid in the aggregate amounts of $68,000, $68,000 and $71,000 in 2003, 2002 and 2001, respectively.

The Company pays for a $550,000 universal life insurance policy on the life of Paul Goldberg with benefits payable to his wife, which had an annual premium in 2003 of $7,668. Pursuant to the terms of an employment agreement with Bruce M. Goldberg, the Company makes annual payments, currently in the amount of $21,995, to Bruce M. Goldberg to cover the annual premium on a $1,000,000 whole life insurance policy (the "Whole Life Policy") on the life of Bruce M. Goldberg. The Company is obligated to continue, for the duration of Bruce M. Goldberg's employment with the Company, to pay the annual premium to Bruce M. Goldberg for the Whole Life Policy. In addition, pursuant to the terms of an insurance agreement effective as of January 1, 1993 with each of Howard L. Flanders and Rick Gordon, beginning in 1993 the Company had advanced substantially all of the premiums for $1,000,000 flexible premium life insurance policies owned by each of Howard L. Flanders and Rick Gordon. Under the respective insurance agreement the

Company's obligations to make premium payments in connection with Howard L. Flanders' and Rick Gordon's policies lasted for a maximum of ten years from the time the insurance policies were acquired in 1993. This obligation terminated in January 2003. The Company's premium advances were secured by a collateral assignment of the cash surrender value and death benefit of each of the policies subject to a five year vesting period which commenced on January 1, 1998. On January 1, 2003 (the tenth anniversary of the insurance agreements), all advances were deemed cancelled, the security interests fully released and the cash surrender value and other benefits of their respective insurance policies were fully vested in the employees.

Option Grants in Last Fiscal Year

The following table shows all grants of options to the named executive officers of the Company during the fiscal year ended December 31, 2003. Pursuant to SEC rules, the table also shows the value of the options granted at the end of the option terms (as indicated below) if the price of the Company's stock was to appreciate annually by 0%, 5% and 10%, respectively. There is no assurance that such stock price will appreciate at the rates shown in the table. All of the options set forth in the table are stock options issued pursuant to the Option Plan. The Company does not have a plan whereby tandem stock appreciation rights ("SARS") are granted. See "Employees', Officers', Directors' Stock Option Plan" hereinbelow.

                                                                                           Potential Realizable
                                                                   Closing                   Value at Assumed
                       Number of          % of                      Market                 Annual Rates of Stock
                       Securities     Total Options                Price on                  Price Appreciation
                       Underlying      Granted to     Exercise     Date of                   for Option Term
                        Options       Employees in      Price       Grant    Expiration --------------------------
      Name             Granted (#)     Fiscal Year    ($/Share)  ($/Share)(1)   Date     0% ($)   5% ($)   10% ($)
-------------------  --------------  --------------  ----------- ------------ --------- -------- --------  -------
Paul Goldberg           41,260(2)         12.7%          2.11        2.00      04/07/07        -   13,245   33,759
Bruce M. Goldberg       58,270(2)         17.9%          1.92        2.00      04/07/07    4,662   29,777   58,748
Howard L. Flanders      30,890(2)          9.5%          1.92        2.00      04/07/07    2,471   15,785   31,143
Rick Gordon             22,390(2)          6.9%          1.92        2.00      04/07/07    1,791   11,442   22,574
John Jablansky           6,040(2)          1.9%          1.92        2.00      04/07/07      483    3,087    6,090

(1) For purposes of and as provided under the Option Plan, "fair market value" on the date of grant of any option is the average of the market price of a share of Common Stock for each of the seven (7) consecutive business days preceding such date; the market price on each such day is the closing sales price of a share of Common Stock on The Nasdaq Stock Market on such day. The Compensation Committee of the Company believes this calculation more accurately reflects "fair market value" of the Company's Common Stock on any given day as compared to simply using the closing market price on the date of grant. As a result, the closing market price on the date of grant at times may be different than the exercise price per share.
(2) These options vest 30% on October 8, 2004, 30% on April 8, 2005 and 40% on April 8, 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-Ended Option Values

The following table sets forth information concerning the aggregate option exercises in the fiscal year ended December 31, 2003 and the value of unexercised stock options as of December 31, 2003 for the individual executive officers named in the Summary Compensation Table:

                                                                        Number of
                                                                        Securities                Value of
                                                                        Underlying               Unexercised
                                                                        Unexercised             In-the-Money
                                                                        Options At               Options At
                                     Shares                              FY-End(#)               FY-End ($)
                                   Acquired on          Value           Exercisable/            Exercisable/
                                   Exercise(#)       Realized($)        Unexercisable         Unexercisable(1)
                                   -----------------------------------------------------------------------------
Paul Goldberg................          -                 -               68,000 (E)          $   12,825 (E)
                                       -                 -               43,260 (U)              96,548 (U)
Bruce M. Goldberg............          -                 -              105,000 (E)              14,184 (E)
                                       -                 -               63,270 (U)             150,969 (U)
Howard L. Flanders...........          -                 -               57,000 (E)              28,368 (E)
                                       -                 -               38,890 (U)              85,244 (U)
Rick Gordon..................          -                 -               41,000 (E)               9,456 (E)
                                       -                 -               26,390 (U)              59,011 (U)
John Jablansky...............          -                 -                5,000 (E)               3,782 (E)
                                       -                 -                8,040 (U)                 946 (U)

--------------

(1) Value is based upon the difference between the exercise price of the options and the last reported sale price of the Common Stock on The Nasdaq Stock Market on December 31, 2003 (the Company's fiscal year end).

Compensation Committee Report

The Compensation Committee is responsible for recommending to the Board the compensation of the executive officers, including annual base salaries, cash and non-cash bonuses, stock ownership plans, retirement plans and other benefits. With respect to the compensation of the executive officers other than the Chief Executive Officer, the Compensation Committee makes its recommendations after consulting with the Chief Executive Officer. In addition, the Compensation Committee administers the Employees', Officers', Directors' Stock Option Plan and the Company's deferred compensation plans and will administer all future benefit plans of the Company. The policies of the Compensation Committee and the Board with respect to the compensation of the executive officers is intended to establish levels of annual compensation that are consistent with the Company's annual and long-term goals and to reward individuals for corporate performance as well as individual achievements. In part, the Compensation Committee believes in using incentives such as annual incentive cash bonuses and stock option grants and deferred compensation plans as a means of motivating its executive officers to perform at the highest levels possible and to tie directly the compensation of the Company's executive officers to the operating performance of the Company. The Compensation Committee also takes into consideration the compensation of executive officers at companies similar in size to the Company and at other companies within the same industry as the Company.

During fiscal year 2003 executive officers named in the Summary Compensation Table were compensated pursuant to employment agreements entered into prior to 2003 or previously existing compensation arrangements. See "Employment Agreements" hereinbelow.

Howard M. Pinsley
Robin L. Crandell

Employees', Officers', Directors' Stock Option Plan

In 1987, the Company established an Employees', Officers', Directors' Stock Option Plan (as previously amended and restated, the "Option Plan"). Subsequent thereto certain amendments to and a restatement of the Option Plan have been adopted by the Board and approved by the shareholders of the Company. The Option Plan may be further modified or amended by the Board, but certain modifications and amendments are subject to approval by the Company's shareholders. The Option Plan provides for the granting to key employees of both "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and "nonqualified stock options" ("nonqualified stock options" are options which do not comply with Section 422 of the Code) and for the granting to nonemployee directors and independent contractors associated with the Company of nonqualified stock options. Unless earlier terminated, the Option Plan will continue in effect through April 18, 2009, after which it will expire and no further options could thereafter be granted under the Option Plan. The expiration of the Option Plan, or its termination by the Board, will not affect any options previously granted and then outstanding under the Option Plan. Such outstanding options would remain in effect until they have been exercised, terminated or have expired. A maximum of 1,100,000 shares of the Company's Common Stock have been reserved for issuance upon the exercise of options granted under the Option Plan, subject to any adjustments required upon changes in capitalization to prevent dilution or enlargement of the shares issuable pursuant to the Option Plan by reason of any stock split, stock dividend, combination of shares, recapitalization or other change in the capital structure of the Company.

The Option Plan is administered by the Compensation Committee comprised of two or more independent directors appointed by the Board from among its members. Any member of the Compensation Committee may be removed at any time either with or without cause by action of the Board and a vacancy on the Compensation Committee due to any reason can be filled by the Board. The current members of the Compensation Committee are two of the independent directors of the Company, Howard M. Pinsley and Robin L. Crandell. Subject to the express limitations of the Option Plan, the Compensation Committee has authority, in its discretion, to interpret the Option Plan, to adopt, prescribe, amend and rescind rules and regulations as it deems appropriate concerning the holding of its meetings and administration of the Option Plan, to determine and recommend persons to whom options should be granted, the date of each option grant, the number of shares of Common Stock to be included in each option, any vesting schedule, the option price and term (which in no event will be for a period more than ten years from the date of grant) and the form and content of agreements evidencing options to be issued under the Option Plan.

Options may be currently granted under the Option Plan to any key employee or nonemployee director or prospective key employee or nonemployee director (conditioned upon, and effective not earlier than, his or her becoming an employee or director) of or independent contractor associated with the Company or its subsidiaries. However, as required by the Code, nonemployee directors and independent contractors are only eligible to receive nonqualified stock options. In determining key employees to whom options will be granted, the Compensation Committee takes into consideration the key employee's present and potential contribution to the success and growth of the Company's business and other such factors as the Compensation Committee may deem proper or relevant in its discretion including whether such person performs important job functions or makes important decisions for the Company, as well as the judgment, initiative, leadership and continued efforts of eligible participants. Employees who are also officers or directors of the Company or its subsidiaries will not by reason of such offices be ineligible to receive options. However, no member of the Compensation Committee is eligible to receive options under the Option Plan and it is currently contemplated that nonemployee directors would be granted options under the Director Stock Option Plan described below and not the Option Plan. The Compensation Committee has not adopted formal eligibility limitation criteria. Therefore, quantification of the current number of employees, nonemployee directors and independent contractors that would technically be eligible for participation is not currently readily determinable.

The exercise price for all options granted under the Option Plan shall not be less than the fair market value of the Company's Common Stock on the date of grant (or, in the case of incentive stock options, 110% of the fair market value if the beneficiary of the grant beneficially owns 10% or more of the outstanding shares of the Company's Common Stock). For purposes of the Option Plan, fair market value on the date of grant of any option is the average of the "market price" of a share of Common Stock for each of the seven (7) consecutive business days preceding such date. The "market price" on each such day shall be (i) if the Common Stock is listed on a securities exchange (including The Nasdaq Stock Market), the closing sales price on such exchange on such day or, in the absence of reported sales on such day, the mean between the reported closing bid and asked prices on such exchange on such day, or (ii) if the Common

Stock is not listed on a securities exchange (including The Nasdaq Stock Market), the mean between the closing bid and asked prices as quoted by the National Association of Securities Dealers, Inc. through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for such day; provided, however, that, if there are no such quotations or if it is determined that the fair market value is not properly reflected by such NASDAQ quotations or the Common Stock is not traded on an exchange or over the counter, fair market value shall be determined by such other method as the Compensation Committee determines to be reasonable. Notwithstanding the foregoing, if on, or within ten (10) days prior to, the date of grant of any options a registration statement filed by the Company with the SEC in connection with a public offering of Common Stock becomes effective, the fair market value of a share of such Common Stock shall be the public offering price per share of Common Stock being offered pursuant to such offering.

Except as may be specifically limited by the terms of the Option Plan, the granting of options is made at the sole discretion of the Compensation Committee. Further, the aggregate fair market value of the Company's Common Stock (determined at the date of the option grant) for which an employee may be granted incentive stock options which first become exercisable in any calendar year under the Option Plan may not exceed $100,000. Options granted pursuant to the Option Plan are not transferable during an optionee's lifetime.

The term of and any vesting schedule (whether the option will be exercisable immediately, in stages or otherwise, or the vesting will be based upon any condition such as the operating performance of the Company or other events such as a change in control) for an option granted under the Option Plan is established by the Compensation Committee, but the term may not be more than ten years from the date of grant of the option, except that, in the case of a person receiving an incentive stock option who at such time owns the Company's Common Stock representing more than 10% of the Company's Common Stock outstanding at the time the option is granted, the term of such incentive stock option shall not exceed five years from the date of grant of the option. In general, options will not be exercisable after the expiration of their term. Furthermore, the Compensation Committee has the authority and discretion to determine the time frame in which an optionee has to exercise his options (subject to the ten-year limitation from date of grant) in the event of his termination of employment due to death, disability, termination without cause, retirement, voluntarily leaving the Company or a change in control.

As of the Record Date, a total of 985,546 options were granted and had not expired or been forfeited, of which 221,466 were exercised and 764,080 options were outstanding (of which 463,440 options were held by executive officers and directors of the Company as a group and 233,600 options are presently exercisable). These options, which are held by 133 persons, are exercisable at prices ranging from $1.92 per share to $14.32 per share and are exercisable through various expiration dates from 2005 to 2008.

2000 Nonemployee Director Stock Option Plan

In June 2000, the Company established the 2000 Nonemployee Director Stock Option Plan, as amended (the "Director Stock Option Plan"). The Director Stock Option Plan provides for awards of options to purchase shares of Common Stock of the Company to nonemployee directors of the Company. Under the Director Stock Option Plan, on or about the day of each nonemployee director's initial election to the Company's Board, each nonemployee director will be awarded nonqualified stock options to purchase at least 1,500 shares of the Company's Common Stock, but not to exceed a maximum of 15,000 shares, at the fair market value of the Company's Common Stock on the date on which the option is granted. The Board will determine the number of options to be granted to a nonemployee director upon his or her initial election as it deems necessary or advisable and in the best interests of the Company in order to attract and obtain outstanding and highly qualified candidates to serve on the Company's Board. On the date of the Company's annual meeting of shareholders occurring later than 12 months after a nonemployee director's initial election, the Director Stock Option Plan provides such nonemployee director (subject to his or her re-election if up for re-election at such annual meeting) will be automatically awarded additional options to purchase 1,000 shares of Common Stock at the fair market value of the Company's Common Stock on the date on which the option is granted. An aggregate of 75,000 shares of the Company's Common Stock have been reserved for issuance under the Director Stock Option Plan. As of the Record Date, a total of 13,000 options were granted and had not expired or been forfeited, of which 750 were exercised and 12,250 options were outstanding. These options, which are held by 4 persons, have exercise prices ranging from $1.96 per share to $10.53 per share (based on fair market value at date of grant) and vest in 50% annual increments over a two-year period and are exercisable over a ten-year period. Under certain circumstances, including death, permanent disability, retirement or a change in control, vesting is accelerated and the options become fully exercisable.

Registration Statements

The Company has filed registration statements on Form S-8 with the SEC in order to register all of the shares of Common Stock issuable under the Company's two option plans. So long as such registration statements remain effective under the Securities Act of 1933, as amended (the "Act"), shares of Common Stock issued upon the exercise of outstanding options under the option plans will be immediately and freely tradable without restriction under the Act, subject to applicable volume limitations, if any, under Rule 144 and, in the case of executive officers and directors of the Company, Section 16 of the Exchange Act.

Equity Compensation Plan Information

The following table sets forth information about our Common Stock that may be issued upon exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2003, including the Option Plan and the Director Stock Option Plan. Our stockholders have approved both of these plans.

                                Number of Securities To      Weighted Average     Number of Securities Remaining Available for
                                Be Issued Upon Exercise      Exercise Price of     Future Issuance Under Equity Compensation
                                of Outstanding Options,     Outstanding Options,           Plans (Excluding Securities
Plan Category                     Warrants And Rights       Warrants and Rights           Reflected in the First Column)
-----------------------------  -------------------------   ---------------------  --------------------------------------------
Equity compensation plans
approved by stockholders                811,160                    $4.75                              258,194

Equity compensation plans
not approved by stockholders              N/A                       N/A                                 N/A

Deferred Compensation Plans for Executive Officers and Key Employees

Effective January 1, 1988, the Company established a deferred compensation plan (the "1988 Deferred Compensation Plan") for executive officers and key employees of the Company. The employees eligible to participate in the 1988 Deferred Compensation Plan (the "Participants") are chosen at the sole discretion of the Board, upon a recommendation from the Compensation Committee. In 2003, the 1988 Deferred Compensation Plan was amended to allow a Participant to elect to receive a lump sum benefit, providing such Participant has attained at least the age of 65 and has at such time 25 or more years of service with the Company. Pursuant to the 1988 Deferred Compensation Plan, commencing on a Participant's retirement date, he or she will receive an annuity for ten years, unless he or she has elected to receive a lump sum benefit as described above. The amount of the annuity shall be computed at 30% of the Participant's salary, as defined. Any Participant with less than ten years of service to the Company as of his or her retirement date will only receive a pro rata portion of the annuity. Retirement benefits paid under the 1988 Deferred Compensation Plan will be distributed monthly. The Company paid benefits under this plan of approximately $53,600 during 2003, $38,000 of which was paid to an executive officer as a lump sum election. The maximum annuity benefit payable to a Participant (including each of the named executive officers) under the 1988 Deferred Compensation Plan is presently $30,000 per annum.

During 1996, the Company established a second deferred compensation plan (the "1996 Deferred Compensation Plan") for executives of the Company. The executives eligible to participate in the 1996 Deferred Compensation Plan are chosen at the sole discretion of the Board upon a recommendation from the Compensation Committee. The Company may make contributions each year in its sole discretion and is under no obligation to make a contribution in any given year. For the year 2003, no contributions were made to the plan. Participants in the plan will vest in their plan benefits over a ten-year period. If the participant's employment terminates due to death, disability or a change in control of management, he or she will vest 100% in all benefits under the plan. Retirement benefits will be paid, as selected by the participant, based on the sum of the contributions made and any additions based on investment gains. One executive officer (John Jablansky) of the Company has been chosen as a participant in the 1996 Deferred Compensation Plan.

401(k) Plan

The Company maintains a 401(k) plan (the "401(k) Plan"), which is intended to qualify under Section 401(k) of the Internal Revenue Code. All full-time employees of the Company are eligible to participate in the 401(k) Plan after completing 90 days of employment. During 2003, each eligible employee could elect to contribute to the 401(k) Plan, through payroll deductions, up to 100% of his or her salary, limited to $12,000 in 2003. The Company's 401(k) Plan provides for discretionary matching contributions by the Company. During 2001 and in prior years, the Company's 401(k) Plan provided for standard matching contributions by the Company in the amount of 25% on the first 6% contributed of each participating employee's salary. No matching contributions were made by the Company for 2003.

Employment Agreements

The Goldberg Agreements

The Company has employment agreements with each of Paul Goldberg, its Chairman of the Board, and Bruce M. Goldberg, its Chief Executive Officer and President (collectively and as amended the "Goldberg Agreements"). Effective January 1, 2000, the term of each of the Goldberg Agreements was extended until December 31, 2005, with automatic additional successive one-year renewal periods thereafter unless terminated in writing by the Company or the employee at least 60 days prior to the expiration of the then current term and subject, in the case of Paul Goldberg, to earlier termination in the event that Paul Goldberg elects to exercise his right to retire as hereinafter described. Each of the Goldberg Agreements provides for a base salary, in the case of Paul Goldberg, of $291,167 per annum effective January 1, 2000, and, in the case of Bruce M. Goldberg, of $391,723 per annum effective January 1, 1999, subject to an annual increase equal to the greater of 4% per annum or the increase in the cost of living. During 2001, 2002 and 2003, Bruce M. Goldberg and Paul Goldberg voluntarily agreed to reductions in the base salary that they would otherwise then have been entitled to receive. Under the Goldberg Agreements, Paul Goldberg and Bruce M. Goldberg are entitled to receive, in the case of Paul Goldberg, an annual cash bonus equal to 3% and, in the case of Bruce M. Goldberg, an annual cash bonus in 1999 equal to 4% and in 2000 and thereafter 5% of the Company's pre-tax income, before nonrecurring and extraordinary charges, in excess of $1,000,000 in any calendar year. Such annual bonus compensation for each of Paul Goldberg and Bruce M. Goldberg is limited in any year to an amount no greater than two times his respective base salary for the applicable year. In addition, upon a change in control, all options granted by the Company to Paul Goldberg and Bruce M. Goldberg automatically vest.

Under the Goldberg Agreement for Paul Goldberg, as amended, he is able to elect, in his sole discretion, to retire at any time (the "Retirement Election"). Upon the earlier to occur of the Retirement Election or at the expiration of the term of his Goldberg Agreement, the Company will be obligated to pay Paul Goldberg (in addition to any other compensation he may be entitled to upon termination), and his spouse upon his death, a retirement benefit of $100,000 per annum until the later of the death of Paul Goldberg or his spouse, provide him and his spouse, without cost, until the later of their respective deaths, at least the same level of medical and health insurance benefits as was provided prior to his retirement and continue to pay the premiums on the life insurance policy insuring his life as described under "Summary Compensation Table" hereinabove.

The Goldberg Agreements also provide certain additional benefits to each of Paul Goldberg and Bruce M. Goldberg, including participation in the Company benefit plans, use of or payment for an automobile and, in the case of Bruce M. Goldberg, continuance in the event of disability of all his respective compensation and other benefits for two years and the payment of the annual premium on the Whole Life Policy as described under "Summary Compensation Table" above.

The Goldberg Agreements, also provide that, in the event of change in control (as defined) of the Company, each of Paul Goldberg and Bruce M. Goldberg shall have the option in his sole discretion to terminate his Goldberg Agreement. In such event, Paul Goldberg would be entitled to elect (in lieu of electing to continue to receive some or all of the compensation, payments and benefits as and when due under his Goldberg Agreement) to receive a lump sum payment equal to the sum of (i) Paul Goldberg's compensation due through the greater of the end of the term of his Goldberg Agreement or three years after the change in control, (ii) the present value (assuming a certain discount rate and life expectancy) of the retirement payments payable to Paul Goldberg commencing from the later of the end of the term or three years after the change in control until his death, (iii) an amount sufficient to pay, until the later of his or his spouse's death, the premium for at least the same level of health insurance benefits as was provided before the change in control and (iv) an amount sufficient to pay until his death, the premiums on the life insurance policy insuring his life as described under "Summary Compensation Table" above. Similarly, under the Goldberg Agreement for Bruce M. Goldberg, in the event of a change in control and Bruce M. Goldberg's election to terminate his Goldberg Agreement, Bruce M. Goldberg at his option will be entitled to elect to receive a lump sum payment equal to his compensation due through the later of the end of the term of his Goldberg Agreement or three years after the change in control or for such period to continue to receive such compensation as and when due under the Goldberg Agreement. The Goldberg Agreements (as well as the employment agreements for each of Howard L. Flanders and Rick Gordon discussed below) also provide for reimbursement of, and a gross-up for, any federal tax liability imposed pursuant to Section 4999 or Section 280G (or any successor provisions) of the Internal Revenue Code of 1986, as amended, and any similar state or local taxes, as a result of a change in control payment, consideration and/or benefit made or provided by the Company pursuant to such employment agreements.

The Flanders/Gordon Agreements

Effective as of January 1, 2000, the Company entered into a new employment agreement with Howard L. Flanders, its Executive Vice President, Chief Financial Officer and Corporate Secretary (the "Flanders Agreement"), and Rick Gordon, its Senior Vice President of Sales and Marketing (the "Gordon Agreement" and collectively with the Flanders Agreement, the "Flanders/Gordon Agreements"). The Flanders/Gordon Agreements each have an initial term through December 31, 2003, with automatic additional successive one-year renewal periods thereafter unless terminated in writing by the Company or the employee at least 60 days prior to expiration of the then current term. They provide for a base salary, effective as of January 1, 2000, of $215,000 per annum for Mr. Flanders and $218,000 per annum for Mr. Gordon, subject to an annual increase commencing January 1, 2001, equal to the greater of 5% per annum or the increase in the cost of living. During 2001, 2002 and 2003, Howard L. Flanders and Rick Gordon voluntarily agreed to reductions in the base salary that they would otherwise then have been entitled to receive. Under the Flanders/Gordon Agreements, Messrs. Gordon and Flanders are entitled to receive an annual cash bonus equal to 2% of the Company's pre-tax income, before nonrecurring and extraordinary charges, in excess of $1,000,000 in any calendar year. Such annual cash bonus compensation is limited in any year to an amount no greater than such executive's base salary for the applicable year. The Flanders/Gordon Agreements also provide for certain additional benefits, including participation in the Company benefit plans, use of or payment for an automobile and continuance of all their respective compensation and other benefits for two years in the event of disability. Further, if Mr. Gordon or Mr. Flanders were to be terminated without cause (which includes requiring employee to perform duties not commensurate with his offices or which differ materially from duties that presently exist or, after a change in control, changing the location where employee is based), he is entitled to receive severance benefits equal to the greater of two-years compensation or the remainder of the compensation due under the applicable Flanders/Gordon Agreement. Additionally, under the Flanders/Gordon Agreements, the Company has paid premiums under a life insurance policy for each of Messrs. Gordon and Flanders with the beneficiary to be as designated by Mr. Gordon or Mr. Flanders, respectively, as described under "Summary Compensation Table" above. The Flanders/Gordon Agreements also provide that, in the event of a change in control (as defined) of the Company, each of Mr. Gordon and Mr. Flanders would have the option in his sole discretion to terminate the applicable Flanders/Gordon Agreement. In such event, and subject to remaining an employee of the Company (or its successor) for 180 days after the change in control (other than as a result of his death, disability or termination without cause), Mr. Gordon or Mr. Flanders, at his option, is entitled to elect to receive a lump-sum payment equal to his respective compensation due through the later of the end of the term of the applicable Flanders/Gordon Agreement or two years after the change in control or for such period to continue to receive such compensation as and when due under such Flanders/Gordon Agreement. In addition, upon a change in control, all options granted by the Company to Messrs. Flanders and Gordon automatically vest. The Flanders/Gordon Agreements also contain covenants not to compete, nonsolicitation and nondisclosure provisions.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board currently consists of Howard M. Pinsley and Robin L. Crandell, both being independent directors of the Company. See "BOARD COMMITTEES - Compensation Committee." Since January 1, 2003 to the date hereof, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.

                          STOCK PRICE PERFORMANCE CHART

The following graph compares the five-year cumulative total returns* of the Company's Common Stock with the NASDAQ Market Index and the Electronic Parts and Equipment Peer Group Index (SIC Code 5065). The stock price performance shown below is not necessarily indicative of future price performance.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
              AMONG THE COMPANY, THE ELECTRONIC PARTS AND EQUIPMENT
                    PEER GROUP INDEX AND NASDAQ MARKET INDEX*

                    (GRAPHICAL REPRESENTATION OF DATA BELOW)

                                                      FISCAL YEARS ENDED DECEMBER 31
                                       -----------------------------------------------------------
                                         1998      1999       2000       2001      2002       2003
                                       ------    ------     ------     ------    ------     ------
COMPANY                                100.00     73.08     221.54      98.46     51.69     109.54

THE ELECTRONIC PARTS AND
EQUIPMENT PEER GROUP INDEX             100.00    119.80      88.70      78.27     38.27      67.41

NASDAQ MARKET INDEX                    100.00    176.37     110.86      88.37     61.64      92.68

-----------------------
*Assumes the investment of $100 on January 1, 1999 and reinvestment of dividends (no dividends were declared on the Company's Common Stock during the period).

PROPOSALS

ITEM 1.  ELECTION OF DIRECTORS

It is intended that the votes will be cast pursuant to the accompanying proxy for the nominees named below, unless otherwise directed. The Board has no reason to believe that such nominees will become unavailable; however, in the event that such nominees should be unavailable, proxies solicited by the Board will be voted for the election of substitute nominees designated by the Nominating Committee of the Board.

Michael W. Forman has been a member of the Board since 2003 and Howard M. Pinsley has been a member of the Board since 2002. The names of the nominees and the terms and class are set forth below. For biographical and other information regarding such nominees, see "BOARD OF DIRECTORS."

                  Nominee                     Term         Class
                  -------                     ----         -----

                  Michael W. Forman          3 years          I
                  Howard M. Pinsley          3 years          I

Proxies cannot be voted for a greater number of persons than the nominees named above.

The nominees for directors who receive a plurality of the votes cast by the holders of the Shares will be elected. Abstentions (withheld authority) and broker or nominee non-votes are not counted in determining the number of Shares voted for or against any nominee for director.

The Board recommends a vote in favor of the nominees for election to the Board.

ITEM 2.  RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

It is intended that the votes will be cast pursuant to the accompanying proxy for the ratification of Lazar Levine & Felix LLP as the Company's independent public accountants for the fiscal year ending December 31, 2004, unless otherwise directed.

The firm of Lazar Levine & Felix LLP certified the accounts of the Company for the fiscal years ended December 31, 1988 and thereafter. For a discussion of the fees paid to Lazar Levine & Felix LLP for services rendered during the year ended December 31, 2003, see "Principal Accounting Firm Fees" under "AUDIT COMMITTEE REPORT." No member of such firm or any associate thereof has any financial interest in the Company or its subsidiaries. A member of such firm is not expected to be present at the Meeting.

Shareholder approval of the Company's auditors is not required under Delaware law. The Board is submitting the selection of Lazar Levine & Felix LLP by the Audit Committee of the Company to its shareholders for ratification in order to determine whether the shareholders generally approve of the Company's auditors. If the selection of Lazar Levine & Felix LLP is not approved by the shareholders, the Audit Committee will reconsider its selection.

The affirmative vote of a majority of the Shares represented in person or by proxy at the Meeting which cast a vote on this proposal is required to approve this proposal. Abstentions (withheld authority) and broker or nominee non-votes are not counted in determining the number of Shares voted for or against this proposal.

The Board recommends a vote in favor of this proposal.

                 SHAREHOLDER'S PROPOSALS FOR 2005 ANNUAL MEETING

Any shareholder of the Company who wishes to present a proposal to be considered at the 2005 annual meeting of shareholders and who wishes to have such proposal receive consideration for inclusion in the Company's proxy statement for such meeting must deliver such proposal in writing to the Company at 16115 N.W. 52nd Avenue, Miami, Florida 33014, not later than May 19, 2005. Any such shareholder proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

The persons named as proxies for the 2005 annual meeting of shareholders will generally have discretionary authority to vote on any matter presented by a shareholder for action at that meeting. In the event that the Company receives notice of any shareholder proposal no later than forty-five (45) days before the date on which the Company first mailed its Proxy Statement, then, so long as the Company includes in its proxy statement for the 2005 annual meeting of shareholders advice on the nature of the matter and how the named proxies intend to vote the shares for which they have received discretionary authority, such proxies may exercise discretionary authority with respect to such matter, except to the extent limited by the rules of the SEC governing shareholder proposals.

                                  OTHER MATTERS

The Board has no knowledge of any other matters which may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment or postponements thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their best judgment.

A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2003 IS BEING PROVIDED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. THE COMPANY WILL FURNISH TO EACH PERSON SOLICITED HEREUNDER, WITHOUT CHARGE, COPIES OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING EXHIBITS) FOR THE COMPANY'S YEAR ENDED DECEMBER 31, 2003, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST BY SUCH PERSON. SUCH WRITTEN REQUEST SHOULD BE SENT TO THE COMPANY, ATTENTION: HOWARD L. FLANDERS, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AT THE COMPANY'S ADDRESS STATED HEREINABOVE.

                                           By Order of the Board of Directors,



                                           /s/ HOWARD L. FLANDERS
                                           -------------------------------------
                                           Howard L. Flanders
                                           Corporate Secretary

September 15, 2004
Miami, Florida

                                    EXHIBIT A
                                    ---------
                                                               September 7, 2004

                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                     CHARTER

            ========================================================


I.       PURPOSE

         The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibilities relating to the company's accounting, auditing and reporting practices by providing a channel of communication between the Board and the company's independent accountants and internal auditors (if any) and by reviewing the company's financial reports and its auditing, accounting and financial reporting processes generally. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the company's policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

         o Serve as an independent and objective party to monitor the company's accounting and financial reporting process, audits of the financial statements and internal control system.

         o Review and appraise the audit efforts of the company's independent accountants and internal auditing department (if any).

         o Adopt policies governing the pre-approval of all audit services and permissible non-audit services and disclose such policies in the company's Annual Reports on Form 10-K and proxy statements.

         o Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department (if any), and the Board.

II.      RESPONSIBILITIES AND DUTIES

         The Committee shall primarily further its purpose through the carrying out of the following activities:

         Documents/Reports Review

         1. Review, and if necessary update, this Charter at least annually.

         2. Review and discuss with management and the independent accountants the company's quarterly and annual financial statements, including matters required to be reviewed under applicable legal or regulatory requirements or requirements of The Nasdaq Stock Market, Inc. (the "Nasdaq").

         3. Review the regular internal reports to management prepared by the internal auditing department (if any) and management's response.

         4. Review with management and the independent accountants any Quarterly Report on Form 10-Q or Annual Report on Form 10-K prior to its filing and any release of earnings prior to the release of earnings.

         5. Inform the Board of its determination whether or not to recommend that the audited financial statements be included in the company's Annual Report on Form 10-K.

         6. Prepare a report for inclusion in the company's annual proxy statement that includes the Committee's review and discussion of matters with management and the independent accountants and such other matters as from time to time are required by the Securities and Exchange Commission (the "SEC") or Nasdaq to be included therein.

         7. Review with management, the internal auditors (if any) and the independent accountants the company's risk assessment and risk management policies.

         8. Review on an ongoing basis and, if appropriate, pre-approve all related party transactions (any transaction required to be disclosed pursuant to Item 404 of SEC Regulation S-K) for potential conflict of interest situations.

         Independent Accountants

         1. Directly appoint, retain, approve the compensation of, evaluate and, if and when necessary, terminate the independent accountants. The Committee shall have the sole authority to approve all audit engagement fees and terms. The independent accountants shall report directly to the Committee.

         2. Obtain from the independent accountants a written statement describing all relationships between the accountants and the company.

         3. Review and discuss with the accountants on an annual basis all significant relationships the accountants have with the company in order to determine the accountants' independence.

         4. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the company's financial statements.

         5. Review and take appropriate action when needed in order to assure the independence of the accountants.

         6. Pre-approve any permissible non-audit services provided to the company by the independent accountants.

         7. Set policies relating to the company's hiring of employees or former employees of the independent accountants.

         Financial Reporting Processes

         1. In consultation with the independent accountants and the internal auditors (if any), review the integrity of the company's financial reporting processes, both internal and external, and internal controls including computerized information system controls and security.

         2. Consider the independent accountants' judgments about the quality and appropriateness of the company's accounting principles as applied in its financial reporting.

         3. Consider and approve, if appropriate, major changes to the company's auditing and accounting principles and practices as suggested by the independent accountants, management or the internal auditing department (if any).

         4. Review and discuss with the Chief Executive Officer ("CEO") and Chief Financial Officer ("CFO") any deficiencies that may exist in the design or operation of the internal controls, as well as approve any significant changes in the internal controls. In connection with any periodic report of the company required to be filed with the SEC, review the contents of the CEO's and CFO's certificates to be filed under Sections 302 and 906 of the Sarbanes-Oxley Act.

         5. Require that the CEO and CFO disclose any fraud they may be aware of involving management or anyone else intimately involved with the company's internal controls.

         6. Require the independent accountants to report the critical accounting policies and alternative treatments of financial information that will be used in the financial reporting process, as well as those that have been discussed with management and any other matter related to the conduct of the audit that are required to be communicated to the Committee under generally accepted auditing standards. The report should include the following:

                  (i) all critical accounting policies and practices to be used;

                  (ii) all alternative accounting treatments of financial information within GAAP related to material items that have been discussed with management, including the ramifications of the use of alternative treatments and the treatment preferred by the independent accountants; and

                  (iii) other written communications between the independent accountants and management.

         7. Discuss with management each critical accounting estimate included in Management's Discussion and Analysis of Financial Condition and Results of Operation included in any of the company's periodic reports to be filed with the SEC, the development and selection of the accounting estimate, and the disclosure in Management's Discussion and Analysis of Financial Condition and Results of Operation about the estimate.

         8. Review with the independent accountants the scope of their annual and quarterly examinations and the accounting principles used in conducting the examinations.

         Process Improvement

         1. Establish procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

         2. Establish regular and separate systems of reporting to the Committee by each of management, the independent accountants and the internal auditors (if any) regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of such judgments.

         3. Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department (if any) any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

         4. Review any significant disagreement among management and the independent accountants or the internal auditing department (if any) in connection with the preparation of the financial statements.

         5. Review with the independent accountants, the internal auditing department (if any) and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.

         6. Review activities, organizational structure and qualifications of the internal audit department (if any).

         7. Provide a focal point for communications among non-Committee directors, the company's management and the independent accountants.

         8. Review with independent accountants, the company's internal auditor (if any) and financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the company and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

         9. Meet with independent accountants to appraise the effectiveness of the audit effort. Such appraisal shall include a discussion of the overall approach to and the scope of the examination, with particular attention to those areas on which either the Committee or the independent accountants believed emphasis was necessary or desirable.

         Reporting

         1. Annually, report to the Board its activities during the past year. This report shall discuss any specific actions the Committee has taken as well as the Committee's plans for the coming year. Additionally, during the year, as appropriate, the Committee shall report significant matters and findings to the Board.

III.     OUTSIDE ADVISORS

         The Committee shall have the authority, without seeking Board approval, to retain any outside counsel, accountants, experts or other advisors whose assistance the Committee deems necessary for the carrying out of its responsibilities and duties including, in discharging its oversight responsibilities, investigating any matter brought to its attention. The Committee shall also have the authority to determine and set the appropriate compensation for such advisors.

IV.      COMPOSITION

         The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall be independent directors under the standards promulgated by the Nasdaq and shall also satisfy any more stringent independence requirements of the Nasdaq or the SEC with respect to audit committee members. All members of the Committee shall have a working familiarity with basic finance and accounting practices, including the ability to read and understand the company's fundamental financial statements. One member of the Committee must be a "financial expert" as defined from time to time by the SEC. The Company and its management shall assist the members of the Committee in maintaining appropriate financial literacy.

         No member of the Committee may serve on the audit committees of more than three public companies. Committee members shall not receive any compensation from the Company other than director's fees. Committee members shall be selected by majority vote of the Board. The Committee shall elect by majority vote a Chairperson from its members.

V.       MEETINGS; COMPLIANCE WITH LEGAL AND REGULATORY REQUIREMENTS

         The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee shall meet at least annually, and may meet more often, with management, the director of the internal auditing department (if any) and the independent accountants in separate executive sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. The Committee shall have the authority, to the extent permissible under and consistent with the Sarbanes-Oxley Act and the requirements of the SEC and the Nasdaq and as and when it deems appropriate, to delegate certain of its duties and responsibilities to subcommittees or members of the Committee including, without limitation, the Chairperson of the Committee. The Committee shall perform such other functions, duties and responsibilities as are or may be required to be performed by the Committee under applicable legal or regulatory requirements or requirements of the Nasdaq, as such requirements may be adopted or modified from time to time.

PROXY

                        ALL AMERICAN SEMICONDUCTOR, INC.

                 ANNUAL MEETING OF SHAREHOLDERS - OCTOBER 15, 2004 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Paul Goldberg and Bruce M. Goldberg, and each of them, as proxies, with full power of substitution to each, for and in the name, place and stead of the undersigned to vote all shares of Common Stock of All American Semiconductor, Inc. (the "Company") which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Friday, October 15, 2004, at 10:00 a.m., Miami, Florida local time, at Don Shula's Hotel, 15255 Bull Run Road, Miami Lakes, Florida, and at any and all postponements and adjournments thereof. The Board of Directors recommends a vote "FOR" Proposals 1 and 2 on reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. WHERE A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THE PROXY "FOR" EACH OF PROPOSALS 1 AND 2 ON REVERSE SIDE.

A MAJORITY OF SAID PROXIES PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL OF THE POWER CONFERRED HEREBY. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. PLEASE SIGN EXACTLY AS YOUR NAME APPEARS IN THE RECORDS OF THE COMPANY. IF THE SHARES ARE HELD IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, ATTORNEYS AND CORPORATE OFFICERS SHOULD ADD THEIR TITLES.

Receipt of the Company's 2003 Annual Report and the Notice of Annual Meeting of Shareholders and Proxy Statement relating thereto is hereby acknowledged.


                (Continued and to be signed on the reverse side)

                       ANNUAL MEETING OF SHAREHOLDERS OF

                        ALL AMERICAN SEMICONDUCTOR, INC.

                                October 15, 2004


                           Please date, sign and mail
                             your proxy card in the
                           envelope provided as soon
                                  as possible.


     Please detach along perforated line and mail in the envelope provided.

-----------------------------------------------------------------------------------------------------------------------------------
                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.
    PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
-----------------------------------------------------------------------------------------------------------------------------------

                                                                                                            FOR  AGAINST  ABSTAIN
1.  Election of Directors:                           2.  Ratification of the selection of Lazar Levine &    [ ]    [ ]      [ ]
                                                         Felix LLP as the Company's independent public
                         NOMINEES:                       accountants for the year ending December 31, 2004.
[ ] FOR ALL NOMINEES     [ ]  Michael W. Forman
                         [ ]  Howard M. Pinsley      3.  Upon such other matters as may properly come       [ ]    [ ]      [ ]
[ ] WITHHOLD AUTHORITY                                   before the Annual Meeting or any and all
    FOR ALL NOMINEES                                     postponements or adjournments thereof.

[ ] FOR ALL EXCEPT
    (See instruction
    below)

INSTRUCTION: To withhold authority to vote for
             any individual nominee(s), mark
             "FOR ALL EXCEPT" and fill in the
             circle next to each nominee you
             wish to withhold, as shown here: o
---------------------------------------------------







---------------------------------------------------
To change the address on your account, please   [ ]
check the box at right and indicate your new
address in the address space above. Please note
that changes to the registered name(s) on the
account may not be submitted via this method.
---------------------------------------------------
Signature of Shareholder ____________________   Date: __________   Signature of Shareholder ____________________   Date: __________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.